Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 6, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q3 ‘Comp’ Sales Increase 10%

PHILADELPHIA, November 6, 2008 (GLOBENEWSWIRE) – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the three and nine months ended October 31, 2008.

Total Company sales for the third quarter of fiscal 2009 increased to $478 million or 26% over the comparable quarter last year. Comparable (‘comp’) store sales at Urban Outfitters, Anthropologie and Free People rose 17%, 2% and 4%, respectively, for a combined increase of 10%. Direct-to-consumer sales jumped 41% and Free People wholesale sales climbed 21%.

“We are very pleased with our sales results during the quarter as all of our brands and channels achieved significant growth” said Glen T. Senk, Chief Executive Officer. “Given the recent economic conditions, however, we are approaching the Holiday and Spring seasons conservatively,” continued Mr. Senk.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Urban Outfitters stores	$208,325	$160,864	$557,927	$431,703
Anthropologie stores	158,852	139,980	470,063	396,137
Free People stores	9,701	4,900	23,319	10,890
Terrain	1,266	—	4,491	—

Net store sales	378,144	305,744	1,055,800	838,730

Direct-to-consumer	65,916	46,777	184,662	132,822

Retail segment net sales	444,060	352,521	1,240,462	971,552

Wholesale	33,893	26,799	86,078	70,761

Total net sales	$477,953	$379,320	$1,326,540	$1,042,313

During the nine months ended October 31, 2008 the Company has opened a total of 41 new stores including: 18 new Urban Outfitters stores, 10 new Anthropologie stores, 12 new Free People stores and one new Terrain garden center. The Company expects to open approximately 47 new stores during the full fiscal year and will release earnings results for the three and nine months ended October 31, 2008 on November 13, 2008.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 140 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 118 Anthropologie stores, a web site, catalog and Leifsdottir, Anthropologie’s newly launched wholesale concept; Free People Wholesale, which sells its product to approximately 1,700 specialty stores and select department stores; 27 Free People stores, a web-site and catalog; and one Terrain garden center as of October 31, 2008.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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